As filed with the Securities and Exchange Commission on November 3, 2003

                                        Registration File No.333-__________

                              -----------------

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              -----------------

                                  FORM S-3
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                              -----------------

                            SLADE'S FERRY BANCORP
                            ---------------------
           (Exact name of registrant as specified in its charter)

        Massachusetts                                     04-3061936
        -------------                                     ----------
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                      Identification Number)

         100 Slade's Ferry Avenue, P. O. Box 390, Somerset, MA 02726
         -----------------------------------------------------------
                  (Address of Principal executive offices)

                            Thomas H. Tucker, Esq.
                            459 Washington Street
                               P. O. Box 2827
                              Duxbury, MA 02331
                               (781) 934-8200
                            ----------------------
         (Name, address, and telephone number of agent for service)

                            Copies Requested to:
                               Mary Lynn Lenz
                          100 Slade's Ferry Avenue
                             Somerset, MA 02726
                               (508) 675-2121

Approximate date of commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box: |X|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |_| [CHECK]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
Title of Each                     Proposed        Proposed
Class of           Maximum        Maximum         Amount of
Securities to      Amount to be   Offering Price  Aggregate        Registration
be Registered      Registered     per Share (1)   Offering Price   Fee (1)
-------------------------------------------------------------------------------
Common Stock,      500,000        $20.38           $10,190,000     $824.37
 $.01 per share    Shares
-------------------------------------------------------------------------------

<F1>  This estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and is based on the average of the high and low prices of the common stock on October 28, 2003, as reported by the NASDAQ Small Cap Market.

                                 PROSPECTUS

                            Slade's Ferry Bancorp
                            ---------------------
                       500,000 Shares of Common Stock
                                  under the
            DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
            ----------------------------------------------------

SLADE'S FERRY BANCORP:
----------------------

We are a bank holding company for Slade's Ferry Trust Company, which does business as "Slade's Ferry Bank." We are headquartered in Somerset, Massachusetts. What we do is provide general banking services through our operating subsidiary, which is the Slade's Ferry Bank (sometimes called the "Bank" in this Prospectus).

Our address and phone number are:

100 Slade's Ferry Avenue
Somerset, MA 02726
(508) 675-2121

THE PLAN:
---------

850,000 shares are currently authorized for issuance under the plan.

What the plan does is allow stockholders who want to participate to buy additional shares of our common stock with their cash dividends, and they may also make optional cash payments to buy shares. Cash payments may be made for shares only up to $5,000 per year. There is also a minimum of $100 for any single optional cash investment made for shares under the Plan. All the stockholders of the Company are eligible to and may participate in the plan. Any participant may also withdraw from the plan at any time. The price for shares purchased under the plan is the closing price for the common stock on the NASDAQ SmallCap Market on the investment date.

The plan is administered by Registrar and Transfer Company. All inquiries, correspondence and other administrative matters concerning the plan should be sent to:

Registrar and Transfer Company
Dividend Reinvestment Plan Department
P. O. Box 664
Cranford, NJ  07016
Telephone:  (800) 368-5948

SYMBOL AND MARKET:

Our common stock is traded on the NASDAQ SmallCap Market under the trading symbol "SFBC."

On October 31, 2003, the closing sales price of our common stock, as reported by NASDAQ, was $21.00 per share.

There are material risks to the purchase and ownership of the common stock of the Company. Review the section under the Risk Factors heading.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE MASSACHUSETTS
COMMISSIONER OF BANKS, THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR ANY STATE SECURITIES COMMISSION OR OTHER GOVERNMENT AGENCY OR OFFICIAL HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The shares offered hereby represent an equity investment in the Company, are not deposits, and are not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. In addition to the other information set forth herein, an investment in the shares offered hereby involves a degree of various risks that should be considered before making a decision to purchase such shares.

The Company's Common Stock is listed on the NASDAQ SmallCap market. However, only a limited trading market exists at present for the Common Stock.

Although the Company, and previously the Bank, has paid dividends since 1961, no assurance can be given as to the amount, if any, or timing of future dividends.


             **The date of this prospectus is November 3, 2003.

             GENERAL INFORMATION ABOUT THE COMPANY AND THE PLAN
             --------------------------------------------------

Slade's Ferry Bancorp was incorporated in Massachusetts in June of 1989. The Company was at the time of its incorporation called Weetamoe Bancorp and the reason for forming the Company was to be a holding company for (to own the capital stock of) Slade's Ferry Trust Company (the "Bank" we own today and now known as Slade's Ferry Bank). We presently engage in no business other than owning and managing the Bank.

The Bank is a state chartered trust company. It is a commercial bank that is regulated and examined by the Massachusetts Commissioner of Banks and also by the Federal Deposit Insurance Corporation (the FDIC). The FDIC insures deposits held by the bank.

The Bank engages in its commercial banking business from its main office in Somerset, Massachusetts, and from 12 other facilities. We primarily service the Southeastern Massachusetts area and also certain areas of Rhode Island. We have four branch offices in Fall River, two branch locations in each of New Bedford and Somerset, and single branches in each of Seekonk, Swansea and Fairhaven. We also have a school banking facility at Somerset High School, and a loan origination office in Warwick, Rhode Island.

The Bank is a retail banking operation, and the Bank's major customer base consists of almost 35,300 personal savings, checking and money market accounts, and 9,400 personal certificates of deposit and individual retirement accounts. Its commercial base consists of over 3,200 checking, money market, corporate, and certificate of deposit accounts.

At December 31, 2002, we had total assets of approximately $398 million, total loans of approximately $260 million (net of allowance for loan losses), total deposits of approximately $335.6 million, and approximately $41.2 million in shareholders' equity. The bank has 125 full-time and 48 part-time employees.

Our principal executive offices are located at: 100 Slade's Ferry Ave., P.
O. Box 390, Somerset, MA 02726, and our telephone number is (508) 675-2121.

                             RECENT DEVELOPMENTS
                             -------------------

Since December of 2000, and continuing to date, the Bank has operated under an informal agreement (Memorandum of Understanding) with the Federal Deposit Insurance Corporation and Massachusetts Commissioner of Banks. Following completion of a joint examination in 2001, and the most recent joint examination in 2002, a revised Memorandum of Understanding was entered and implemented during the first and second quarters of 2003.

During the life of the agreement, the Bank must maintain a Tier 1
Leverage Capital Ratio of at least seven percent. That ratio as of September 30, 2003 was 7.83 percent.

The Board of Directors and bank management have made great strides addressing issues and concerns within the Memorandum of Understanding, and are committed to continue to take action to comply with the provisions. Compliance with the Memorandum involves some expense and failure to comply is a risk for the stockholders.

In September 2003, the Company's Chairman passed away. Mr. Donald T. Corrigan was the Chairman of the Board up to his death. He has been replaced by Kenneth R. Rezendes, who had been the Company's Vice-Chairman. Mr. Rezendes has been the Vice Chairman since November 2002, and his biography is in the Company's proxy statement incorporated into this Prospectus and on file with the Commission.

                           DESCRIPTION OF THE PLAN
                           -----------------------

PURPOSE

1.    What is the purpose of the plan?

The purpose of the plan is to provide our shareholders the opportunity to invest cash dividends and optional cash payments in shares of our common stock. We intend that shares purchased under the plan will be original issue shares, although we may elect to purchase the shares on the open market. Shares purchased under the plan will have the same rights with respect to dividends and voting as all other shares of our common stock. We anticipate using the reinvested dividends and optional cash payments for general corporate purposes, including capital contributions to Slade's Ferry Bank.

ADVANTAGES

2.    What are the advantages of the plan?

Participants in the plan may:
     * Automatically reinvest all or a portion of their common stock cash dividends, without payment of a service charge or brokerage commission, in our common stock at the fair market value of the common stock.

      * Invest additional cash, up to $5,000 per year and without the payment of a service charge or brokerage commission, to buy additional shares of our common stock at the fair market value of the common stock.
      * Invest the full amount of all dividends and optional cash payments, since fractional share interests may be held under the plan.
      * Avoid safekeeping and record keeping requirements and costs through the free custodial service and reporting provisions of the plan.

ADMINISTRATION

3.    Who administers the plan for participants?

Registrar and Transfer Company will administer the plan, hold shares of common stock acquired from us under the plan, keep records, send statements of account activity to participants, and otherwise administer much of the plan. So, all inquiries and other administrative matters go to:

      Registrar and Transfer Company
      Attn: Dividend Reinvestment Department
      P.O. Box 664
      Cranford, NJ 07016

Participants may also contact the administrator by telephoning (800) 368-
5948.

PARTICIPATION

4.    Who is eligible to participate in the plan?

All holders of record of shares of our common stock are eligible to participate in the plan. A holder of record is a person who owns shares of our common stock registered in his or her name on our records. If your shares are held in "street name," such as through a broker or other nominee, you must ask the broker or nominee to transfer the shares into your own name to be eligible to participate in the Plan. If any participants have the same social security or federal tax identification number, the maximum amount that all such participants may invest as optional cash payments each dividend period is limited to the maximum amount that one participant may so voluntarily invest each dividend period. All nominees or brokers wishing to participate in the plan should contact the administrator at (800) 368-5948.

5.    How does an eligible shareholder become a participant?

An eligible shareholder may join the plan by signing a participant enrollment form and returning it to the administrator. Participant enrollment forms may be obtained at any time by request to:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P. O. Box 664
Cranford, NJ 07016
(800) 368-5948

or to:

Shareholder Services
100 Slade's Ferry Avenue
Somerset, MA. 02726
P.O. Box 390
Telephone (508) 675-2121

6.    What are a shareholder's participation options?

Participants may elect full reinvestment or partial reinvestment of cash dividends. If a shareholder chooses partial reinvestment, the shareholder must designate on the participant enrollment form the number of whole shares for which the shareholder wishes to reinvest dividends. Dividends paid on all other shares registered in the participant's name will be paid in cash.

7.    When may an eligible shareholder join the plan?

An eligible shareholder may join the plan at any time. If a participant enrollment form is received by the administrator on or before the date that is two weeks before the record date established for payment of a particular dividend, reinvestment of dividends under the plan will commence with that dividend. If a participant enrollment form is received after the record date established for a particular dividend, the reinvestment of dividends under the plan will begin with the next succeeding dividend. We anticipate that the quarterly dividend record and payment dates will ordinarily occur on or about the following dates:

            Record Date                 Payment Date
            -----------                 ------------
            January 1                   January 15
            March 31                    April 15
            June 30                     July 15
            September 30                October 15

If a participant enrollment form accompanied by an optional cash payment is received by the administrator at least five business days prior to the 15th day of any month, the optional cash payment will be used to purchase shares of common stock on that next succeeding 15th day, or the next business day if the 15th is not a business day. If a participant enrollment form accompanied by the optional cash payment is received by the Administrator less than five business days prior to the 15th day of any month, the optional cash payment will be held until the next investment date. No interest will be paid by the Company on amounts held until the next investment date.

COSTS

8. Are there any expenses to participants in connection with purchases under the plan?

Participants will incur no brokerage commissions or service charges for purchases made under the plan.

PURCHASES

9.    How many shares of common stock will be purchased for participants?

The number of shares purchased under the plan for each participant will depend on the amount of each participant's dividends and optional cash payments, and the market price of our common stock. Each participant's account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount invested under the plan by the participant, divided by the applicable purchase price per share of the common stock on the applicable purchase date.

10. When and at what price will shares of common stock be purchased under the plan?

Purchases of shares with reinvested dividends will be made as of each dividend payment date. Purchases of shares with optional cash payments will be made as of the 15th day of each successive month (or the next business day if the 15th day of the applicable month is a holiday). Optional cash payments must be received at least five business days prior to the 15th of any month to be used to purchase shares on that purchase date. Participants may obtain the return of any optional cash payment at any time up to five business days before a purchase date. No interest will be paid on any funds received under the plan. Our quarterly dividend payment dates, when declared, will ordinarily occur on or about the 15th day of January, April, July, and October.

The price for shares of common stock purchased directly from Slade's Ferry Bancorp will be the closing price of the common stock on the NASDAQ SmallCap

Market on the purchase date. However, if the Company elects to have the plan acquire shares through open market purchases, the price for those shares will be the weighted average of the actual prices paid for those shares.

11. Will certificates be issued for shares of common stock purchased under the plan?

Unless requested by a participant, certificates for shares of common stock purchased under the plan on behalf of a participant will not be issued in a participant's name. Certificates for any number of whole shares credited to a participant's account under the plan will be issued in the participant's name upon receipt by the administrator of a written request from the participant, but we reserve the right to require payment of a reasonable charge ($25 as of June 30, 2003) for the issuance of these certificates. Certificates representing fractional share interests will not be issued under any circumstances. (See
Question 18.)

OPTIONAL CASH PAYMENTS

12.   How may optional cash payments be made?

Only participants who are having dividends reinvested under the plan may make optional cash payments. An optional cash payment may be made by enclosing a check or money order payable to "Slade's Ferry Bancorp" with the optional cash payment form, and mailing them to the administrator. The deadline for receiving optional cash payments to be invested is 4:00 p.m., Eastern Time, on the fifth business day prior to each purchase date.

13.   What are the limitations on making optional cash payments?

The same amount of money does not need to be sent each dividend period, and a participant is under no obligation to make an optional cash payment. The minimum optional cash payment made in any one instance is $100 and the maximum optional cash payment is $5,000 in any calendar year.

REPORTS TO PARTICIPANTS

14.   What reports will be sent to participants?

As soon as practicable after each purchase made under the plan on behalf of a participant (whether an optional cash or dividend reinvestment purchase), the participant will receive a statement showing the dividends received and the amount invested, the purchase price, the number of shares purchased, and other information regarding the status of the participant's account as of the date of such statement. Each participant is responsible for retaining these statements in order to establish the cost basis of his or her shares purchased under the plan for tax purposes.

SALE OF SHARES

15.   How can participants sell shares of stock held in the Plan?

A participant can sell all or part of the participant's shares through a broker. If the participant elects to sell through a broker of its choice, the participant must first request the plan administrator to send a certificate representing the number of full shares the participant wants to sell. In no case will certificates for fractional share interests be issued.

Please remember that if a participant elects to sell shares, the price of our common stock may decline during the period between the plan administrator's receipt of the request for the certificates and the date the certificates are received and the shares are available and sold in the open market. A participant should carefully evaluate this risk.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

16.   How may a participant withdraw shares purchased under the plan?

A participant may withdraw all or any portion of the whole shares of common stock held in the participant's account under the plan by notifying the administrator in writing. We will not issue certificates for fractional share interests. (See Question 18.)

TERMINATION OF PARTICIPATION

17.   How may a participant's participation in the plan be terminated?

A participant may terminate participation in the plan at any time by notifying the administrator in writing. However, any notice of termination received by the administrator between a dividend record date and payment date will not be effective insofar as that dividend is concerned. The termination notice should be sent to:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P. O. Box 664
Cranford, NJ 07016

18. What happens to the whole shares and any fractional share interest in a participant's account when a participant's participation in the plan is terminated?

Upon termination of a participant's participation in the plan, we will issue a certificate for the number of whole shares in the participant's account in the name of the participant. Any fractional shares at the time of termination will be liquidated at the then-prevailing price, and the participant will receive a check for the proceeds.

OTHER INFORMATION

19. What happens to a participant's plan account if all shares registered in the participant's name are transferred or sold?

If a participant disposes of all shares of common stock registered in the participant's name on the shareholder records of the Company without terminating participation in the plan, the administrator will continue to reinvest dividends payable on the shares of common stock held in the participant's plan account until such time as the participant's participation in the plan is terminated.

20. What happens if we have a common stock rights offering, stock dividend, or stock split?

If we effect a common stock dividend or stock split, we will credit each participant's account with additional shares based on the number of shares that the participant holds in the account on the record date for the dividend or split. If we grant shareholders rights or warrants to purchase additional shares of common stock or other securities, then we will grant these rights or warrants to participants based on the number of shares held in their accounts on the record date for the grant.

21. How will a participant's plan shares be voted at a meeting of shareholders?

If on the record date for a meeting of shareholders there are any whole shares credited to a participant's account under the plan, we will add those whole shares to the shares registered in the participant's name on our shareholder records. The participant will receive one proxy covering the total of these shares, which will be voted as the participant directs.

22. May a participant transfer the ownership of the shares in his plan account?

A participant may transfer the ownership of any of his or her shares held under the plan to another person by mailing an executed stock power to the administrator. Transfers may only be made in whole share amounts. Requests for transfer are subject to the same requirements as for transfer of common stock certificates generally, including the requirement of a medallion stamp guarantee on the stock power. Stock power forms are available from the administrator.

Once shares in a plan account are transferred, the transferee must obtain a participant enrollment form from the administrator to enroll the shares in the plan. Transferred shares will not be automatically enrolled in the plan. The transferee may send the participant enrollment form to the administrator at the same time as the transferor submits the stock power form to effectuate the transfer.

23. What are the federal income tax consequences of participation in the plan?

Under the current provisions of the Internal Revenue Code, the purchase of shares of common stock under the plan will generally result in the following federal income tax consequences:

For Reinvested Dividends. In the case of reinvested dividends, the participant must include the amount of the dividends in gross income. The participant's basis in shares purchased with reinvested dividends will be equal to the amount of dividends reinvested on the relevant dividend payment date.

For Optional Cash Payments. The participant's basis in shares acquired with optional cash payments will be equal to the amount of optional cash payments made to purchase such shares.

Additional Information. The holding period for the plan shares will begin the day after the date the shares are acquired. A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's account under the plan. However, a participant who receives a cash payment for a fractional share will realize gain or loss measured by the difference between the amount of the cash received and the participant's basis in the fractional share. If, as usually is the case, the common stock is a capital asset in the hands of a participant, this gain will be short-term or long-term capital gain, depending upon whether the holding period for the shares is more or less than one year.

Corporate shareholders also should be aware that the Internal Revenue Code limits the availability of the dividends-received deduction under special rules, including the situation in which a shareholder incurs indebtedness directly attributable to the stock or fails to satisfy certain holding period requirements. Corporate shareholders who participate in the plan should consult their own tax advisers to determine their eligibility for the dividends-received deduction.

The above is intended only as a general discussion of the current federal income tax consequences of participation in the plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the plan.

24. Will the shares purchased under the plan be listed on the NASDAQ SmallCap Market?

Shares purchased on the open market for the plan will already be listed on the NASDAQ SmallCap Market. We will notify NASDAQ to permit the listing of the common stock issued by the Company in connection with the plan on the NASDAQ SmallCap Market.

25. What are the responsibilities of the Company and the persons administering the plan for the Company under the plan?

Neither we nor any of those persons shall be liable for any act done in good faith or for any good faith omission to act, including any claims of liability (i) arising out of failure to terminate a participant's account upon the participant's death prior to receipt by the administrator of notice in writing of such death, (ii) with respect to the price at, or terms upon which, shares of common stock may be purchased under the plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the common stock before, at, or after the time any such purchases may be made, nor shall either we nor the administrator have any duties, responsibilities, or liabilities except such as are expressly set forth in the plan. The laws of the Commonwealth of Massachusetts govern the terms and conditions of the plan.

26. Who bears the risk of market fluctuations in the price of the common stock?

A participant's investment in shares held in a plan account is no different than an investment in shares not held in a plan account. Each participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares. The investment is not a deposit or an account and is not insured by the FDIC or any other government agency.

We cannot guarantee that shares purchased under the plan will, at any particular time, be worth more or less than their purchase price. Each participant should recognize that we do not provide any assurance of a profit or protection against loss on any shares purchased under the plan.

27.   May the plan be changed or discontinued?

We reserve the right to modify, suspend, or terminate the plan at any time. We will notify participants of any such modification, suspension, or termination.

28.   Who should be contacted with questions about the plan?

We will determine any question of interpretation arising under the plan, and our determination shall be final. If you have any questions about the plan, you can contact us, at the address and phone number for the administrator referred to above.

                               USE OF PROCEEDS
                               ---------------

We are unable to predict either the number of shares of common stock that will be sold pursuant to the plan or the prices at which such shares will be sold. For that reason the amount of the proceeds is uncertain. However, we will use the proceeds of this offering for general corporate purposes. The proceeds may either be used at the holding company level or contributed to the bank. Pending such use, we will invest the proceeds in high-quality, short-term investments. The expenses of the offer and sale (excluding the maintenance costs of the plan), including the preparation of this Prospectus, are estimated to be $24,000.

                               INDEMNIFICATION
                               ---------------

Under Section 67 of the Massachusetts Corporation Law, indemnification of directors, officers, employees and other agents of a corporation can be provided in the articles of organization or bylaws of the corporation. So the corporation can be obliged to pay the costs, expenses and liabilities of the type covered for that group of persons. This type of indemnification may include payment by the company of one of these person's expenses incurred defending a civil or criminal action or proceeding, even prior to the case being resolved, all that is required by a covered person is to give the company an "undertaking" (a written promise) that the person will repay such payment if he or she is judged to be not entitled to indemnification. The undertaking may be accepted without reference to the financial ability of such person to make repayment, and may be of little value to the company if the person is not capable of repaying any amount advanced and to which he was not entitled. Also, indemnification may be provided even if the person to be indemnified is no longer an officer, director, employee or agent of the corporation. Indemnification is not allowed if in any proceeding the person seeking the indemnity is judged not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company.

Article VI of the Bylaws of the Company contains provisions providing for the indemnification of officers and directors against liabilities incurred in connection with civil or criminal proceedings actually brought or threatened against them. The Company's Bylaws automatically indemnify only the directors and provide that the Board of Directors may indemnify the officers or any person serving at the Company's request as a trustee or administrator of an employee benefit plan of the Company. Furthermore, the Company's Bylaws contain provisions allowing payment of expenses in advance upon an undertaking for repayment by the indemnified party without reference to his ability to repay, as the law above allows. The Bylaws provide that no indemnification shall be afforded in situations where it shall have been determined that the person involved was guilty of or liable for willful misconduct or default or gross negligence and also deny indemnification where the person did not act in good faith in the reasonable belief his action was in the best interests of the Company. In situations where a claim is compromised or settled indemnification is automatic, unless there is a determination by a court or other tribunal having jurisdiction that the individual did not act in good faith in the reasonable belief that his action was in the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Company directors, officers, or persons controlling them pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions generally set forth the instances and requirements with respect to indemnification, the advancement of expenses to be incurred in legal proceedings upon compliance with certain requirements, and provide for mandatory indemnification by the Company of directors and officers who are wholly successful in the defense of legal proceedings; they also permit the Company to purchase and maintain insurance on behalf of persons who are or were officers or directors. We also maintain directors' and officers' liability insurance. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the provisions described above or otherwise, we have been informed that in the SEC's opinion this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                LEGAL MATTERS
                                -------------

The validity of the Common Stock offered hereby has been passed upon for the Company by Thomas H. Tucker, Esquire, 459 Washington Street, Duxbury, Massachusetts 02331.

                                   EXPERTS
                                   -------

The consolidated financial statements incorporated in this Prospectus and elsewhere in the related Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been included herein in reliance upon the reports with respect thereto of Shatswell, MacLeod & Company, P.C. independent certified public accountants.

                            FINANCIAL STATEMENTS
                            --------------------

The financial statements incorporated in this prospectus and elsewhere in the related registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Shatswell, MacLeod & Company, P.C. independent certified public accountants, as indicated in their reports with respect thereto, and included in reliance on those reports and upon the authority of said firm as experts in accounting and auditing.

        DESCRIPTION OF SECURITIES AND CERTAIN RIGHTS OF STOCKHOLDERS
        ------------------------------------------------------------

General. The authorized capital stock of Slade's Ferry Bancorp consists of 10,000,000 shares of common stock, par value $.01 per share. As of September 30, 2003 the Company had 3,979,534 shares issued and outstanding. The Company does not have any other authorized class of stock. Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do[ not ]have any cumulative voting rights. Shareholders do not have preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the Company, holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of common stock are, and the shares of common stock offered by the Company under this prospectus when issued will be, fully paid and non-assessable.

Anti-Takeover Provisions. The provisions of the articles, the bylaws, and applicable state law may have anti-takeover effects and may delay or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Slade's Ferry Bancorp by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

Our articles require the affirmative vote of the holders of 80% of the outstanding shares of common stock entitled to vote to approve any merger, consolidation, or sale of the Company or any substantial part of the Company's assets, in most instances (any transaction with an interested person-essentially anyone who owns 20% or more of the common stock, unless approved by a two-thirds vote of the Board of Directors with the required stockholder vote increased to 90% if the price to be paid to stockholders in the business combination is less than a "Fair Price" (defined to mean the highest price paid by the proposed acquiror in buying other Company shares). The purpose of these provisions is to encourage a prospective acquiror to negotiate with the Company's Board of Directors and offer a fair price to all stockholders and to deter hostile takeover attempts and squeezing out minority shareholders at a lower price than paid to other stockholders. The Company is also subject to Massachusetts's laws regulating takeovers - See General Laws Ch.110D. The directors and executive officers of the Company and the Bank owned 19.9% of the Common Stock of the Company as of September, 2003.

Our bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than seven nor more than 25 members.

Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

We currently have 16 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three-year terms by a plurality vote of our shareholders. Our bylaws provide that shareholders may remove a director without cause upon the approval of the holders of two-thirds of the shares entitled to vote in an election of directors. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be made in writing and delivered to the secretary of the company no later than 120 days prior to the meeting. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

Pursuant to the bylaws, we have established certain nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

                          VALIDITY OF COMMON STOCK

The validity of the shares of our common stock to be issued under the plan has been passed upon by Thomas H. Tucker, Esq., Duxbury, Massachusetts.

                     WHERE YOU CAN FIND MORE INFORMATION

We have not authorized any dealer, salesperson, or other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only as of November 3, 2003.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of our common stock under the plan. The registration statement, including the attached exhibits and schedules, contains additional relevant information about our common stock and us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the period ended June 30, 2003. These documents contain important information about us and our financial condition, and are a par of this prospectus.

Every document that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of shares under the plan will be incorporated by reference into this prospectus without any further action by us. If any future document that is incorporated by reference into this prospectus modifies anything in this prospectus (including any document that has been incorporated by reference), then the modified statement will be replaced by the modifying statement without any further action by us. We will provide, without charge, copies of documents incorporated by reference (other than exhibits) to each person, including any beneficial owner, to whom this prospectus is delivered.
You should direct any request for these documents to:

Shareholder Services
Slade's Ferry Bancorp
100 Slade's Ferry Avenue
Somerset, MA  02726
Phone: (508) 675-2121 (between 9:00 a.m. and 5:00 p.m. Eastern time)

                                RISK FACTORS

Investors should read the information incorporated by reference as it includes more detailed information about the Company and the risks of owning shares of its common stock. Notwithstanding the disclosure in the incorporated documents, investors should be particularly apprised of the following risks.

No FDIC Insurance-Shares are Equity in a Bank Holding Company
-------------------------------------------------------------

The shares offered hereby represent an equity investment in the Company, are not deposits, and are not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. In addition to the other information set forth herein, an investment in the shares offered hereby involves a degree of various risks that should be considered before making a decision to purchase such shares.

Limited Market for Shares
-------------------------

The Company's Common Stock is listed on the NASDAQ Smallcap Market. However, only a limited trading market exists at present for the Common Stock and there is no certainty that an active trading market will develop.

Dependence Upon the Bank
------------------------

The Company is dependent upon the Bank, and as such is subject to the risks associated with banking and a single line of business.

No Assurance of Dividends
-------------------------

Although the Company, and previously the bank, has paid dividends since 1961, no assurance can be given as to the amount, if any, or timing of future dividends.

Existence of Anti-Takeover Provisions
-------------------------------------

Maintaining the independence of the Bank and defending against abusive takeover tactics is an important objective of the Company. In order to serve this objective, the Articles of Organization and Bylaws of the Company contain certain provisions designed to protect the Company (and consequently the Bank) against a hostile takeover attempt. These provisions are complicated and the following description is intended as a brief summary only.

Article VI(D)(1) of the Company's Articles of Organization provides for a staggered Board of Directors so that approximately one-third of the directors will be elected each year. This provision is intended to prevent a hostile acquiror who acquires a bare majority of the Company's Common Stock from taking over the Company by electing a whole new Board of Directors. Article VII of the Company's Bylaws requires an 80% stockholder vote to approve a "business combination" (including an acquisition or merger) with an "interested person" (principally a 20% or more stockholder) unless approved by a two-thirds vote of the Board of Directors with the required stockholder vote increased to 90% if the price to be paid to stockholders in the business combination is less than a "Fair Price" (defined to mean the highest price paid by the proposed acquirer in buying other Company shares). The purpose of these provisions is to encourage a prospective acquiror to negotiate with the Company's Board of Directors and offer a fair price to all stockholders and to deter hostile takeover attempts and squeezing out minority shareholders at a lower price than paid to other stockholders. The Company is also subject to Massachusetts' laws regulating takeovers - See General Laws Ch.110D.

Highly Competitive Market
-------------------------

The banking business in the market area served by the Bank is highly competitive. The Bank actively competes with other banks and financial institutions, including large commercial banks, mutual and stock savings banks, state and federally chartered credit unions, and Federal Savings and Loans for deposits and loans.

Memorandum of Understanding, Government Regulation and Supervision
------------------------------------------------------------------

Like other bank-holding companies and banks, the Company and the Bank are subject to extensive governmental regulation and supervision. Compliance with such regulation and supervision involves substantial costs to the Company and the Bank and can restrict the Company and Bank's activities. The Bank is currently operating under a Memorandum of Understanding with the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks (the "MOU"). The MOU requires specific measures be taken to support the soundness of the Bank. These actions and compliance measures expose the Bank to certain expenses and failure to comply could result in further oversight and limit the Bank's activities or result in its closure. Management believes the Bank will continue to comply with the provisions of the MOU for however long it is required, but failure to do so could materially affect the business of the Bank.

                              TABLE OF CONTENTS
                              -----------------
                            Slade's Ferry Bancorp
                       500,000 shares of Common Stock


General Information about the Company and the
Plan...........................................................      3
Recent Developments............................................      3
Description of the Plan........................................      4
Use of Proceeds................................................     13
Indemnification................................................     13
Legal Matters..................................................     14
Experts........................................................     14
Financial Statements...........................................     15
Description of Securities and Certain Rights of
Stockholders...................................................     15
Validity of Common Stock.......................................     17
Where You Can Find More Information............................     17
Risk Factors...................................................     18

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee............  $   824.37
Printing expenses (estimated) .................................    5,000.00
Legal fees and expenses (estimated)............................   18,000.00
Miscellaneous (estimated)......................................    1,000.00
  TOTAL........................................................  $24,824.37

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Prospectus, "INDEMNIFICATION."

ITEM 16.  EXHIBITS

     The following exhibits are filed with this Registration Statement:

   Exhibit
    Number                   Description of Exhibit
   -------                   ----------------------

     4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No. 333-25185 on Form SB-2).

     4.2 Bylaws (incorporated by reference to Exhibit 3.2 to the Company's December 31, 1996 Annual Report on Form 10-K under Commission file number 000-23904).

     4.3 Slade's Ferry Bancorp Dividend Reinvestment Plan (amended as of October 2003)

     5.1       Legal opinion of Thomas H. Tucker, Esq.

    23.1       Consent of Thomas H. Tucker, Esq.
               (contained in the opinion filed as Exhibit 5.1)

    23.2 Consent of Shatswell, MacLeod & Company, P.C. certified public accountants.

    99.1       Form of Letter to Shareholders

    99.2       Participation Enrollment Form

    99.3       Participation Termination Form
               (contained in Exhibit 99.2)

ITEM 17.  UNDERTAKINGS

      Rule 415.  The Company will:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                 i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

                 ii. Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement;

                 iii. Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Somerset, Commonwealth of Massachusetts, on October 23, 2003.

                                       SLADE'S FERRY BANCORP

                                       By:  /s/ MARY LYNN D. LENZ
                                            -------------------------------
                                            MARY LYNN D. LENZ
                                            Chief Executive Officer

Each person whose signature appears below constitutes and appoints MARY LYNN D. LENZ for herself or herself in name, place and stead, in any and all capacities, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on the dates noted below.


/s/ Thomas B. Almy     10/23/03        /s/ Deborah A. McLaughlin   10/23/03
-------------------------------        ------------------------------------
Thomas B. Almy Director                Chief Operating and Financial
                                       Officer/Chief Accounting Officer

/s/ Peter G. Collias   10/23/03
-------------------------------
Peter G. Collias
Director

/s/ Mary Lynn D. Lenz  10/23/03
-------------------------------        ------------------------------------
Mary Lynn D. Lenz                      Melvyn A. Holland
President/CEO and Director             Director

                                        /s/ Francis A. Macomber   10/23//03
-------------------------------        ------------------------------------
William Q. MacLean Jr.                 Francis A. Macomber
Director                               Director

                                       /s/ Shaun O'Hearn Sr.    10/23/03
-------------------------------        ------------------------------------
Majed Mouded, MD                       Shaun O'Hearn Sr.
Director                               Director

                                       /s/ Peter Paskowski      10/23/03
-------------------------------        ------------------------------------
Lawrence J. Oliveira, DDS              Peter Paskowski
Director                               Director

/s/ Kenneth R. Rezendes  10/23/03
---------------------------------      ------------------------------------
Kenneth R. Rezendes                    William J. Sullivan
Chairman and Director                  Director

                                       /s/ David F. Westgate      10/23/03
---------------------------------      ------------------------------------
Charles Veloza                         David F. Westgate
Director                               Director

---------------------------------      ------------------------------------
Paul Downey, Director                  Anthony F. Cordeiro, Director